Exhibit 99

       Silicon Laboratories Reports Record Financial Results --
                Company Announces CEO Succession Plan


    AUSTIN, Texas--(BUSINESS WIRE)--July 21, 2003--Silicon
Laboratories Inc. (Nasdaq:SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today reported second quarter results for the period ended June 28, 2003. The company delivered record revenue and earnings during the quarter.

    Financial Results

    Revenues for the second quarter of 2003 increased eight percent sequentially to $69.1 million from $63.8 million in the first quarter of 2003. This represents a 68 percent increase over revenues of $41.2 million during the second quarter of 2002.
    Under generally accepted accounting principles (GAAP), net income for the second quarter of 2003 was $10.9 million, resulting in diluted net income per share of $0.21, compared to second quarter 2002 net income of $2.7 million, which resulted in diluted net income per share of $0.05. Excluding non-cash charges for amortization of deferred stock compensation, adjusted net income for the second quarter of 2003 was $12.1 million, representing 18 percent of revenues. Adjusted diluted net income per share in the second quarter of 2003 was $0.24. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures tables included below.
    As of June 28, 2003, cash and short-term investments totaled $131 million, essentially even with the cash balance at the end of the first quarter of 2003. The company had 412 employees at the end of the second quarter, compared to 383 at the end of the first quarter.

    Business Summary

    "We are pleased to report another quarter of solid sequential growth," said Nav Sooch, chairman and chief executive officer of Silicon Laboratories. "We believe that the compelling nature of our products and our increasingly diversified product portfolio will continue to drive revenue growth."
    This quarter marks the ninth consecutive quarter of sequential revenue growth and the fourth consecutive quarter the company achieved its target operating goal. The strong performance during the quarter was driven primarily by the silicon DAA, ISOmodem(tm) and Aero(tm) product families. Rapid acceptance of next generation products and the addition of new customers were primary factors behind the revenue growth.
    "We are making strong progress on our new product pipeline and investing in world-class design engineering talent to ensure our continued technology leadership," said Dan Artusi, president and chief operating officer of Silicon Laboratories. "We believe our ability to execute on new product development while expanding the applications and markets for our existing products positions us strongly to gain market share and establish the company as a long-term market leader in mixed-signal ICs."

    Business Outlook

    For the third quarter of 2003, the company currently anticipates revenues in the range of $71 to $74 million, and Q3 diluted net income per share on a GAAP basis is expected to be $0.18 to $0.21. Q3 adjusted diluted net income per share, which excludes a non-cash charge of approximately $1.2 million for amortization of deferred stock compensation, is expected to be $0.21 to $0.24.
    The company also announced that Dan Artusi will assume the role of CEO at the end of fiscal 2003 and Nav Sooch will continue in his role as chairman of the board of directors, focusing on technology and product selection strategy. Mr. Artusi has 25 years of industry experience and a track record of successfully building and managing major business operations. Since Mr. Artusi joined Silicon Laboratories, the company has achieved record revenues, expanded globally and exceeded financial targets.
    "Dan has been successfully directing day-to-day operations since he joined Silicon Labs nearly two years ago and this transition is a natural extension of his role," said Mr. Sooch. "I will continue to play an active role in the company, working closely with the management team on corporate strategy."

    Conference Call Today

    A conference call discussing the second quarter results is scheduled for 3:15 p.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories' website under Investor Relations http://www.silabs.com. A replay will be available after the call at the website listed above or by calling 800-879-6480 (U.S.) or 402-220-4749 (international). These replays will be available through August 21, 2003.

    About Silicon Laboratories Inc.

    Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive mixed-signal integrated circuits
(ICs) for a broad range of applications. Silicon Laboratories' diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

    Cautionary Language

    This press release contains forward-looking statements based on Silicon Laboratories' current expectations. The words "believe," "expect," "intend," "plan," "project," "will" and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are as follows: risks that Silicon Laboratories may not be able to maintain its historical growth rate; quarterly fluctuations in revenues and operating results; risks that Silicon Labs may not be able to manage strains associated with its growth; difficulties developing new products that achieve market acceptance; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories' business and results of operations to risks of natural disasters, epidemics, war and political unrest; dependence on a limited number of products and customers; product development risks; intellectual property litigation risks; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories filings with the SEC, including the Form 10-K filed January 22, 2003 and the Form 10-Q that we anticipate will be filed on or about July 21, 2003.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP financial measurements that present net income, operating income and net income per share on a basis excluding non-cash and other one-time charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q2 2003 earnings conference call can be found on the Company's website at http://investor.silabs.com/ireye/ir_site.zhtml?ticker=SLAB&script=950.
    The non-GAAP financial measurements provided in this press release do not replace the presentation of Silicon Laboratories' GAAP financial results. These measurements merely provide supplemental information to assist investors in analyzing Silicon Laboratories' financial position and results of operations; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Silicon Laboratories has chosen to provide this information to investors because it believes it may enable them to perform meaningful comparisons of past, present and future operating results, and as a means to more clearly highlight the results of core ongoing operations.

    Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.



Silicon Laboratories Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

                             THREE MONTHS ENDED    SIX MONTHS ENDED
                             ------------------- ---------------------
                              JUNE 28,  JUNE 29, JUNE 28,     JUNE 29,
                                2003      2002     2003         2002
                             ---------- -------- ---------    --------
Revenues                       $69,086  $41,185  $132,839     $70,034
Cost of revenues                30,267   19,304    73,845(a)   31,398
                             ---------- -------- ---------    --------
Gross profit                    38,819   21,881    58,994      38,636
Operating expenses:
 Research and development       11,635    8,211    21,165      16,258
 Selling, general and
  administrative                 9,539    8,299    19,537      14,975
 Amortization of deferred
  stock compensation             1,223    1,308     2,489       2,613
                             ---------- -------- ---------    --------
Operating expenses              22,397   17,818    43,191      33,846
                             ---------- -------- ---------    --------
Operating income                16,422    4,063    15,803       4,790
Other income (expense):
 Interest income                   308      367       653         826
 Interest expense                   --     (148)       --        (299)
 Other income (expense),
  net                             (119)      (9)     (783)        (10)
                             ---------- -------- ---------    --------
Income before income taxes      16,611    4,273    15,673       5,307
Provision for income taxes       5,707    1,618     5,812       2,297
                             ---------- -------- ---------    --------

Net income                     $10,904   $2,655    $9,861      $3,010
                             ========== ======== =========    ========
Net income per share:
 Basic                           $0.22    $0.06     $0.20       $0.06
 Diluted                         $0.21    $0.05     $0.19       $0.06
Weighted-average common
 shares outstanding:
 Basic                          48,480   47,482    48,291      47,158
 Diluted                        51,392   50,901    51,173      50,982

(a) Includes $15.3 million charge for patent infringement litigation settlement



Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

GAAP net income                $10,904   $2,655       $9,861   $3,010

Tax-effected adjustments:
  Settlement of patent
    infringement lawsuit            --       --       10,377       --
  Amortization of deferred
    stock compensation           1,223    1,308        2,489    2,613
                             ---------- -------- ------------ --------
Adjusted net income            $12,127   $3,963      $22,727   $5,623
                             ========== ======== ============ ========

GAAP diluted shares
 outstanding                    51,392   50,901       51,173   50,982

Adjusted diluted net income
 per share                       $0.24    $0.08        $0.44    $0.11

                                      THREE MONTHS ENDED
                        ----------------------------------------------
                        JUNE 28, MARCH 29, DECEMBER 28,  SEPTEMBER 28,
                         2003      2003        2002          2002
                        -------- --------- ------------- -------------

GAAP revenues           $69,086   $63,753       $60,196       $51,786

GAAP operating income    16,422      (619)       14,485        11,714
GAAP operating income %    23.8%     (1.0)%        24.1%         22.6%

Adjustments:
Settlement of patent
 infringement lawsuit        --    15,260            --            --
Impairment of goodwill
 and other intangible
 assets                      --        --            37            --
Amortization of
 deferred stock
 compensation             1,223     1,266         1,267         1,293
                        -------- --------- ------------- -------------
Adjusted operating
 income                 $17,645   $15,907       $15,789       $13,007
                        ======== ========= ============= =============
Adjusted operating
 income %                  25.5%     25.0%         26.2%         25.1%



Condensed Consolidated Balance Sheets
(in thousands, except per share data)

                                               JUNE 28,   DECEMBER 28,
                                                 2003         2002
                                              ----------- ------------
                   ASSETS                     (UNAUDITED)
Current assets:
 Cash and cash equivalents                       $78,325      $73,950
 Short-term investments                           52,924       41,216
 Accounts receivable, net of allowance for
  doubtful accounts of $923 at June 28,
  2003 and $945 at December 28, 2002              32,268       27,501
 Inventories                                      13,575       13,319
 Deferred income taxes                             4,921        4,921
 Prepaid expenses and other                        2,367        1,841
                                              ----------- ------------
Total current assets                             184,380      162,748
Property, equipment and software, net             31,933       29,781
Goodwill and other intangible assets               2,056          450
Other assets                                       6,938        4,086
                                              ----------- ------------
Total assets                                    $225,307     $197,065
                                              =========== ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                $26,210      $13,272
 Accrued expenses                                  8,234        8,505
 Deferred income on shipments to distributors      5,901       10,147
 Income taxes payable                              9,180        8,470
                                              ----------- ------------
Total current liabilities                         49,525       40,394
Other long-term obligations                        2,249          949
                                              ----------- ------------
Total liabilities                                 51,774       41,343

Commitments and contingencies

Stockholders' equity:
  Common stock--$.0001 par value; 250,000
    shares authorized; 49,252 and 48,904
    shares issued and outstanding at
    June 28, 2003 and December 28, 2002,
    respectively                                       5            5
 Additional paid-in capital                      178,936      174,088
 Stockholder notes receivable                        (31)        (228)
 Deferred stock compensation                     (10,188)     (13,092)
 Retained earnings (deficit)                       4,811       (5,051)
                                              ----------- ------------
Total stockholders' equity                       173,533      155,722
                                              ----------- ------------
Total liabilities and stockholders' equity      $225,307     $197,065
                                              =========== ============


    CONTACT: Silicon Laboratories Inc., Austin
             Shannon Pleasant, 512/464-9254
             investor.relations@silabs.com